Supplemental Term sheet† To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 58-I dated December 4, 2006	Term Sheet No. 1-S to Product Supplement No. 58-I Registration Statement No. 333-130051 Dated December 8, 2006; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Auto Callable Reverse Exchangeable Notes due December 31, 2007 Linked to the Common Stock of a Single Reference Stock Issuer

General

  This term sheet no. 1-S relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. This term sheet no. 1-S does not, however, allow you to purchase a note linked to a basket of both of the Reference Stocks described below.
  The notes are designed for investors who seek an interest rate that is higher than the current dividend yield on the applicable Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, to accept the risks of owning the common stock of the applicable Reference Stock issuer, and to assume the risk that the notes will be automatically called and the investor will receive only the Physical Delivery Amount, or the Cash Value thereof, with a market value that will likely be less than the principal amount of the notes and may be zero.
  Each issue of offered notes will pay interest monthly at the fixed annual rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity if the notes are automatically called. Under certain circumstances described below, the notes will be automatically called before maturity and you will receive, in addition to any accrued and unpaid interest, a predetermined number of shares of the applicable Reference Stock or, at our election, the Cash Value thereof. If the notes are not automatically called, you will receive $1,000 per $1,000 principal amount note at maturity, in addition to any accrued and unpaid interest.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Automatic Call:

If on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined, as compared to its Initial Share Price, by more than the Protection Amount, the notes will be automatically called. We refer to such date as the “Call Date” and the third business day after the Call Date as the “Call Settlement Date”.*

Payment if Called:

If the notes are automatically called, for every $1,000 principal amount note, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof), plus any accrued and unpaid interest up to and including the Call Date. If you receive shares of the applicable Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be less than the principal amount of your notes and may be zero.

Payment at Maturity:	If the notes are not automatically called, you will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity.
Maturity Date:	December 31, 2007*
Pricing Date:	On or about December 26, 2006
Settlement Date:	On or about December 29, 2006
Final Observation Date:	December 26, 2007*
Interest Payment Date:

Interest on the notes will be payable monthly on the 29th day of each month, subject to certain exceptions (each such date, an “Interest Payment Date”) commencing January 29, 2007 up to and including the Interest Payment Date corresponding to the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will be payable up to and including the Call Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet no. 1-S.

Monitoring Period:	The period from the Pricing Date to and including the Final Observation Date.
Physical Delivery Amount:	The number of shares of the applicable Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the applicable Initial Share Price.
Cash Value:

For the applicable Reference Stock, the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the applicable Reference Stock and (2) the closing price of the applicable Reference Stock on the Call Date.

Initial Share Price:

The closing price of the applicable Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Automatic Call” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 58-I for further information about these adjustments.

CUSIP:

									Tax Allocation of Annual Coupon per $1,000 Principal Amount Note††
Reference Stock	Page Number	Ticker Symbol	Principal Amount	Coupon Rate	Protection Amount	Initial Share Price	CUSIP	Annual Coupon	Interest on Deposit	Put Premium
Best Buy Co., Inc.	TS-3	BBY		10.50%	30% of the Initial Share Price		48123JLA5	$105.00	$51.70	$53.30
Corning Incorporated	TS-5	GLW		11.45%	30% of the Initial Share Price		48123JLD9	$114.50	$51.70	$62.80

*	Subject to postponement in the event of a market disruption event, as described under “General Terms of Notes” in the accompanying product supplement no. 58-I.
†	This term sheet no. 1-S supplements term sheet no. 1 dated December 4, 2006 to product supplement no. 58-I but does not supersede term sheet no. 1.
††

Based on one reasonable treatment of the notes, as described herein under “Selected Purchase Considerations — Tax Treatment as a Unit Comprising a Put Option and a Deposit” and in the accompanying product supplement no. 58-I under “Certain U.S. Federal Income Tax Consequences” on page PS-21. The allocations presented herein were determined as of December 1, 2006; the actual allocations will be determined as of the pricing date and may differ.

Investing in the Auto Callable Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 58-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet no. 1-S.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet no. 1-S relates. Before you invest, you should read the prospectus in that registration statement, each prospectus supplement, product supplement no. 58-I and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 58-I and this term sheet no. 1-S if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet no. 1-S or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

In no event will the fees and commissions received by J.P. Morgan Securities Inc., whom we refer to as JPMSI, which includes concessions to be allowed to other dealers, exceed $60.00 per $1,000 principal amount note for either of the two (2) offerings listed above. For more detailed information about fees and commissions and concessions, please see “Supplemental Underwriting Information” on the last page of this term sheet no. 1-S.

JPMorgan

December 8, 2006

ADDITIONAL TERMS SPECIFIC TO EACH NOTE OFFERING

This term sheet no. 1-S relates to two (2) separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (not to a basket or index that includes another Reference Stock). You may participate in either of the two (2) note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each note offering relates only to a single Reference Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.

You should read this term sheet n0. 1-S together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 58-I dated December 4, 2006. This term sheet no. 1-S, together with the documents listed below, contains the terms of the notes and, except as set forth in the next sentence, supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This term sheet no. 1-S supplements term sheet no. 1 dated December 4, 2006 to product supplement no. 58-I but does not supersede term sheet no. 1. You may rely on the information contained in this term sheet no. 1-S or term sheet no. 1 dated December 4, 2006 and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 58-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Product supplement no. 58-I dated December 4, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003708/e25724_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC Web site is 19617. As used in this term sheet no. 1-S, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate per annum depending upon the applicable Reference Stock, as indicated on the cover of this term sheet no. 1-S. We believe that the applicable interest rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at the applicable Coupon Rate set forth on the cover of this term sheet no. 1-S. Interest will be payable monthly in arrears on the 29th day of each month, except for the monthly interest payment due in February 2007, which shall be payable on February 28, 2007, and the monthly interest payment due in December 2007, which shall be payable on December 31, 2007, commencing January 29, 2007 up to and including the Maturity Date, unless the notes are automatically called. The interest payments will be payable to the holders of record at close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If the notes are automatically called, interest will be payable to and including the Call Date. If the 29th day in any month is not a Business Day, payment shall be made on the next Business Day immediately following such 29th day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in April 2007 shall be payable on April 30, 2007.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected if the notes are not automatically called. However, if the closing price of the applicable Reference Stock on any day during the Monitoring Period has declined by more than the applicable Protection Amount, the notes will be automatically called and you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 58-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as a unit comprising a Put Option and a Deposit for U.S. federal income tax purposes. We will determine what portion of the applicable periodic payments made to you with respect to the notes will be treated as interest on the Deposit and as premium in consideration of your entry into the Put Option and will provide such applicable allocation in the final term sheet or pricing supplement for the notes. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment and determination as described above. If the notes had priced on December 1, 2006 and we had made such determination on that date, for each $1,000 principal amount note, the applicable annual coupon and the applicable amounts we would treat as interest on the Deposit and as Put Premium would have been as specified on the cover of this term sheet no. 1-S. The actual applicable allocation that we will determine for the notes may differ from those hypothetical allocations, and will depend

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-1
upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the pricing date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while receipt of the Put Premium will not be taxable to you prior to maturity or sale. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 58-I dated December 4, 2006.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the notes are automatically called. If the closing price of the applicable Reference Stock has declined from the applicable Initial Share Price by more than the applicable Protection Amount on any day during the Monitoring Period, the notes will be automatically called and you will receive a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the applicable Reference Stock will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  POTENTIAL EARLY EXIT WITH A LOSS AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is just over one year, the notes will be called before maturity if the closing price of the applicable Reference Stock has declined from the applicable Initial Share Price by more than the applicable Protection Amount on any day during the Monitoring Period. Under these circumstances, the amount of interest payable on the notes will be less than the annual coupon set forth on the cover of this term sheet no. 1-S and an investor will receive a Physical Delivery Amount, or, at our election, the Cash Value thereof, with a market value that will likely be less than the principal amount of the notes.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the applicable Reference Stock declines below the applicable Initial Share Price minus the applicable Protection Amount, your notes will be automatically called and you will be fully exposed to any depreciation in the applicable Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, you will receive on the Call Settlement Date a predetermined number of shares of the applicable Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the closing price of the applicable Reference Stock on the Call Date as compared to the Initial Share Price of such Reference Stock. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity and the notes would not have been automatically called. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE APPLICABLE REFERENCE STOCK — Unless on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined, as compared to the applicable Initial Share Price, by more than the applicable Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the applicable Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE APPLICABLE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet no. 1-S or in product supplement no. 58-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet no. 1-S is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuer(s) or providing advisory services to such Reference Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-2
  reports may or may not recommend that investors buy or hold the Reference Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to such Reference Stock(s). We or our affiliates may also trade in the Reference Stocks or instruments related to Reference Stock(s) from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 58-I.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock” beginning on page PS-12 of the accompanying product supplement no. 58-I for more information.

Best Buy Co., Inc. (“Best Buy”)

According to its publicly available filings with the SEC, Best Buy is a specialty retailer of consumer electronics, home-office products, entertainment software, appliances and related services. Best Buy operates two reportable segments: Domestic and International. The Domestic segment is comprised of all U.S. store and online operations, including Best Buy, Geek Squad, Pacific Sales Kitchen and Bath Centers (Pacific Sales) and Magnolia Audio Video. The International segment is comprised of all Canadian store and online operations, including Future Shop, Best Buy and Geek Squad, as well as its Jiangsu Five Star Appliance Co., Ltd. (Five Star) store and online operations in China. The common stock of Best Buy, par value $.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Best Buy in the accompanying product supplement no. 58-I. Best Buy’s SEC file number is 001-09595.

Historical Information of the Common Stock of Best Buy

The following graph sets forth the historical performance of the common stock of Best Buy based on the weekly closing price (in U.S. dollars) of the common stock of Best Buy from January 5, 2001 through December 1, 2006. The closing price of the common stock of Best Buy on December 1, 2006 was $53.70. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Best Buy has experienced significant fluctuations. The historical performance of the common stock of Best Buy should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Best Buy during the term of the notes. We cannot give you assurance that the performance of the common stock of Best Buy will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Best Buy will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Best Buy.

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-3

Examples of Hypothetical Payment upon an Automatic Call or at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Best Buy

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes linked to the common stock of Best Buy, based on a range of hypothetical closing prices of the Reference Stock and assuming that the closing price of the Reference Stock declines in the manner set forth in the column titled “Hypothetical lowest closing price during Monitoring Period.” For this table of hypothetical payments at maturity or upon an automatic call, we have also assumed the following:

the Initial Share Price:	$54.00	the Protection Amount:	$16.20
the Coupon Rate:	10.50%

Hypothetical Closing Price on first day the Reference Stock declines from Initial Share Price by more than the Protection Amount	Payment at Call Settlement Date*	Payment at Maturity**

n/a — closing price of Reference Stock never declines below $54.00	n/a	$1,000.00

n/a — closing price of Reference Stock never declines below $37.80	n/a	$1,000.00

$27.00	18 shares of the Reference Stock or $500.00 in cash	n/a

$10.00	18 shares of the Reference Stock or $185.19 in cash	n/a

$5.00	18 shares of the Reference Stock or $92.59 in cash	n/a

$0.00	18 shares of the Reference Stock or $0.00 in cash	n/a

*

On the Call Settlement Date, in addition to the Physical Delivery Amount, or the Cash Value thereof, you will receive any accrued and unpaid interest in cash up to and including the Call Date. In addition, if you receive the Physical Delivery Amount, you will receive the value of any fractional shares in cash.

**	At maturity, assuming the notes have not been called, you will receive, in addition to the principal amount of your notes, any accrued and unpaid interest.

The following examples illustrate how the total value of payments received at maturity and on the Call Date set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $37.80. Because the closing price of the Reference Stock did not decline by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment of $1,000 per $1,000 principal amount note at maturity.

Example 2: The closing price of the Reference Stock declined by more than the Protection Amount for the first time on one day during the Monitoring Period and was $27.00. Because the closing price of the Reference Stock declined by more than the Protection Amount during the Monitoring Period, the notes will be automatically called on the date of the first such decline and you will receive the Physical Delivery Amount of shares of the Reference Stock, or at our election, the Cash Value thereof, on the Call Settlement Date. Because the closing share price of the Reference Stock on the Call Date was $27.00, you will receive either 18 shares of the Reference Stock or, at our election, $500.00 in cash.

If the notes are not automatically called, you will have received interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $105.00 over the term of the notes. If we had priced the notes on December 1, 2006, you would have received 18 shares of the Reference Stock so long as an automatic call had been triggered. The actual number of shares of the Reference Stock you receive upon an automatic call and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend on the closing price of the Reference Stock on the pricing date.

Corning Incorporated (“Corning”)

According to its publicly available filings with the SEC, Corning is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries. The common stock of Corning, par value $.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Corning in the accompanying product supplement no. 58-I. Corning’s SEC file number is 001-03247.

Historical Information of the Common Stock of Corning

The following graph sets forth the historical performance of the common stock of Corning based on the weekly closing price (in U.S. dollars) of the common stock of Corning from January 5, 2001 through December 1, 2006. The closing price of the common stock of Corning on December 1, 2006 was $21.02. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-4

other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Corning has experienced significant fluctuations. The historical performance of the common stock of Corning should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Corning during the term of the notes. We cannot give you assurance that the performance of the common stock of Corning will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Corning will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Corning.

Examples of Hypothetical Payment at Maturity for a $1,000 Investment in the Notes Linked to the Common Stock of Corning

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes linked to the common stock of Corning, based on a range of hypothetical closing prices of the Reference Stock and assuming that the closing price of the Reference Stock declines in the manner set forth in the column titled “Hypothetical lowest closing price during Monitoring Period.” For this table of hypothetical payments at maturity or upon an automatic call, we have also assumed the following:

the Initial Share Price:	$21.00	the Protection Amount:	$6.30
the Coupon Rate:	11.45%

Hypothetical Closing Price on first day the Reference Stock declines from Initial Share Price by more than the Protection Amount	Payment at Call Settlement Date*	Payment at Maturity**

n/a — closing price of Reference Stock never declines below $21.00	n/a	$1,000.00

n/a — closing price of Reference Stock never declines below $14.70	n/a	$1,000.00

$10.50	47 shares of the Reference Stock or $500.00 in cash	n/a

$10.00	47 shares of the Reference Stock or $476.19 in cash	n/a

$5.00	47 shares of the Reference Stock or $238.10 in cash	n/a

$0.00	47 shares of the Reference Stock or $0.00 in cash	n/a

*

On the Call Settlement Date, in addition to the Physical Delivery Amount, or the Cash Value thereof, you will receive any accrued and unpaid interest in cash up to and including the Call Date. In addition, if you receive the Physical Delivery Amount, you will receive the value of any fractional shares in cash.

**	At maturity, assuming the notes have not been called, you will receive, in addition to the principal amount of your notes, any accrued and unpaid interest.

The following examples illustrate how the total value of payments received at maturity and on the Call Date set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $14.70. Because the closing price of the Reference Stock did not decline by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment of $1,000 per $1,000 principal amount note at maturity.

Example 2: The closing price of the Reference Stock declined by more than the Protection Amount for the first time on one day during the Monitoring Period and was $10.50. Because the closing price of the Reference Stock declined by more than the Protection Amount during the Monitoring Period, the notes will be automatically called on the date of the

JPMorgan Structured Investments — Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Single Reference Stock Issuer	TS-5

first such decline and you will receive the Physical Delivery Amount of shares of the Reference Stock, or at our election, the Cash Value thereof, on the Call Settlement Date. Because the closing share price of the Reference Stock on the Call Date was $10.50, you will receive either 47 shares of the Reference Stock or, at our election, $500.00 in cash.

If the notes are not automatically called, you will have received interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $114.50 over the term of the notes. If we had priced the notes on December 1, 2006, you would have received 47 shares of the Reference Stock so long as an automatic call had been triggered. The actual number of shares of the Reference Stock you receive upon an automatic call and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend on the closing price of the Reference Stock on the pricing date.

Supplemental Underwriting Information

If the notes linked to the common stock of Best Buy priced December 4, 2006, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $42.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $31.25 per $1,000 principal amount note. The concessions of $31.25 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be more or less than $42.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, exceed $60.00 per $1,000 principal amount note.

If the notes linked to the common stock of Corning priced December 4, 2006, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $42.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $31.25 per $1,000 principal amount note. The concessions of $31.25 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be more or less than $42.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, exceed $60.00 per $1,000 principal amount note.

See “Underwriting” beginning on page PS-26 of the accompanying product supplement no. 58-I.

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